SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.                   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

OSHKOSH B’GOSH, INC.

(Name of Registrant as Specified In Its Charter)

Filed by Registrant
(Name of Person(s) Filing Proxy Statement,
if Other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

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3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

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4)	Date Filed:

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

ON MAY 4, 2004

To Shareholders of OshKosh B’Gosh, Inc.

      The annual meeting of shareholders of OshKosh B’Gosh, Inc. (the “Company”) will be held at The Marquette Hotel, 710 Marquette Avenue, Minneapolis, Minnesota, on May 4, 2004 at 9:00 a.m., to consider and act upon the following matters:

1.	The election of a Board of nine directors.

2.	The approval of the OshKosh B’Gosh, Inc. 2004 Incentive Stock Plan.

3.	The transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      The close of business on March 5, 2004, is the record date for the meeting and only shareholders of record at that time will be entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.

      Your attention is called to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters to be acted upon at the meeting. The Board of Directors recommends a vote “FOR” the election of all nominees and “FOR” the approval of the OshKosh B’Gosh, Inc. 2004 Incentive Stock Plan.

Steven R. Duback,
Secretary

Oshkosh, Wisconsin

March 16, 2004

To aid in the early preparation of a record relative to those voting by Proxy, please indicate your voting directions, sign and date the enclosed Proxy and return it promptly in the enclosed envelope. If you should be present at the meeting and desire to vote in person or for any other reason desire to revoke your Proxy, you may do so at any time before it is voted. If you receive both a Class A Proxy and a Class B Proxy, please sign both and return both.

SOLICITATION AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
“CONTROLLED COMPANY” DETERMINATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
DIRECTORS AND EXECUTIVE OFFICERS
AUDIT COMMITTEE COMPOSITION AND CHARTER
REPORT OF THE AUDIT COMMITTEE
CORPORATE GOVERNANCE
MANAGEMENT COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PROPOSED 2004 INCENTIVE STOCK PLAN
INDEPENDENT AUDITOR
OTHER MATTERS
SHAREHOLDER PROPOSALS
AUDIT COMMITTEE CHARTER
2004 INCENTIVE STOCK PLAN

PROXY STATEMENT

OshKosh B’Gosh, Inc.

112 Otter Avenue
Oshkosh, Wisconsin 54901
(920) 231-8800

SOLICITATION AND VOTING

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of OshKosh B’Gosh, Inc. (the “Company”) for the annual meeting of shareholders to be held at 9:00 a.m. on Tuesday, May 4, 2004. Shares represented by properly executed proxies received by the Company will be voted at the meeting or any adjournment thereof in accordance with the terms of such proxies, unless revoked. Proxies may be revoked at any time prior to the voting thereof either by written notice filed with the Secretary or Acting Secretary of the meeting or by oral notice to the presiding officers during the meeting.

      The record date for the meeting is the close of business on March 5, 2004. At that date, there were 9,559,719 shares of Class A Common Stock and 2,184,236 shares of Class B Common Stock outstanding. Each share of Class A Common Stock entitles its holder to one vote for the election of each of two directors. Each share of Class B Common Stock entitles its holder to one vote for the election of each of seven directors. Each share of Class B Common Stock also entitles its holder to one vote concerning the approval of the OshKosh B’Gosh, Inc. 2004 Incentive Stock Plan and concerning all other matters properly coming before the meeting. Any shareholder entitled to vote may vote either in person or by duly authorized proxy.

      A majority of the shares of each class, represented in person or by proxy, constitutes a quorum. Directors to be elected by each class shall be elected by a plurality of the votes of the shares of that class present in person or represented by proxy at the meeting. “Plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. In all other matters, including the approval of the OshKosh B’Gosh, Inc. 2004 Incentive Stock Plan, the affirmative vote of the majority of the shares of Class B Common Stock present in person or represented by proxy at the meeting will be the act of the shareholders; holders of Class A Common Stock are not entitled to vote on other matters except as required by law.

      The independent inspector shall count the votes and ballots. Abstentions are considered as shares present and entitled to vote but are not counted as affirmative votes cast on a given matter. As a result, abstentions will have no effect with respect to the election of directors but will have the same effect as a “no” vote on other matters, including the approval of the OshKosh B’Gosh, Inc. 2004 Incentive Stock Plan. A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner has the discretion to vote the beneficial owner’s shares with respect to the election of directors but may not have discretion to do so with respect to other matters. Any broker or nominee “non-votes” with respect to any matter will not be considered as shares entitled to vote on that matter and will not be considered by the inspector when counting votes cast on the matter. However, such broker “non-votes” will be counted for quorum purposes if the proxy is voted by the broker with respect to the election of directors.

      A majority of the shares of each class represented at the meeting, even if less than a majority of the outstanding stock of either or both classes, may adjourn the meeting from time to time without further notice.

      Expenses in connection with the solicitation of proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers and banks or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone, facsimile, e-mail or telegraph, by officers and regular employees of the Company.

      This proxy material is being mailed to shareholders commencing on or about March 16, 2004.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of the Company’s Class A Common Stock and Class B Common Stock by each director, each nominee for director, each person known to own more than 5% of either class of the Company’s Common Stock, each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group. The information is as of January 1, 2004, except regarding the vesting of options and restricted stock awards (which is as of March 1, 2004) and as may otherwise be indicated. Although shares of Class B Common Stock are convertible into Class A Common Stock on a 1-for-1 basis, the Class A Common Stock disclosures do not include shares that would be issuable upon such conversion. Except as indicated in the footnotes such persons have sole voting and investment power of the shares beneficially owned and disclaim beneficial ownership of shares held directly by their spouses.

	Shares of Class A	Percentage	Shares of Class B	Percentage
	Common Stock	of Shares	Common Stock	of Shares
Name and Address of Beneficial Owner	Beneficially Owned	Outstanding	Beneficially Owned	Outstanding

Bank One Corporation and subsidiaries, including amounts owned by Bank One Trust Company, N.A. as Trustee of the Earl W. Wyman Trusts dated February 17, 1960 as amended (“Earl W. Wyman Trusts”)(1)(2)	564,560	6.0%	*
One First National Plaza Chicago, IL 60670

Royce & Associates, LLC(2)	624,100	6.6%	*
1414 Avenue of the Americas New York, NY 10019

William F. Wyman(1)(3)(4)	49,680	0.5%	635,642	29.1%
1373 Waugoo Avenue Oshkosh, WI 54901

Douglas W. Hyde(1)(3)(5)	322,296	3.4%	309,514	14.2%
3700 Edgewater Lane Oshkosh, WI 5490

Margaret H. Wachtel(1)(3)(6)	117,949	1.2%	212,296	9.7%
1030 Washington Avenue Oshkosh, WI 54901

Thomas R. Hyde(1)(3)(7)	140,042	1.5%	223,564	10.2%
109 Chapin Parkway Buffalo, NY 14209

Thomas R. Wyman(1)(3)(8)	435,385	4.6%	136,910	6.3%
4 Angelfish Cay Drive Ocean Reef Club Key Largo, FL 33037

Joyce W. Hyde(1)(3)(9)	32,019	0.3%	119,068	5.5%
1234 Washington Avenue Oshkosh, WI 54901

David L. Omachinski(10)	110,025	1.2%	0	—
1605 Maricopa Drive Oshkosh, WI 54904

Barbara Widder-Lowry(11)	29,250	0.3%	0	—
1319 Bayshore Drive Oshkosh, WI 54901

	Shares of Class A	Percentage	Shares of Class B	Percentage
	Common Stock	of Shares	Common Stock	of Shares
Name and Address of Beneficial Owner	Beneficially Owned	Outstanding	Beneficially Owned	Outstanding

Paul A. Lowry(11)	40,500	0.4%	0	—
1319 Bayshore Drive Oshkosh, WI 54901

Clifford J. Thompson(12)	32,550	0.3%	0	—
2851 Pine Ridge Road Oshkosh, WI 54904

Steven R. Duback(13)	35,795	0.4%	0	—
3212 North Summit Avenue Milwaukee, WI 53211

Shirley A. Dawe(14)	23,600	0.2%	0	—
119 Crescent Road Toronto, Ontario, Canada M4W 1T8

Robert C. Siegel(14)	18,000	0.2%	0	—
25 Lamboll Street Charleston, SC 29401

Phoebe A. Wood(14)	12,000	0.1%	0	—
1045 Alta Vista Road Louisville, KY 40205

Tamara L. Heim(14)	6,000	—	0	—
782 Dornoch Drive Ann Arbor, MI 48103

All Directors and Executive Officers as a group (18 persons)(15)	768,021	7.7%	945,156	43.3%

*	Except for 220,720 shares of Class B Common Stock owned by Bank One Trust Company, N.A. as Trustee of the Earl W. Wyman Trusts described in Note (1) below, the Company does not have knowledge of the ownership of Class B Common Stock by this entity.

(1)	The Earl W. Wyman Trust for the benefit of the Wyman family beneficially owns 312,000 shares of Class A Common Stock and 110,360 shares of Class B Common Stock, or about 3.3% and 5.1%, respectively, of such stock outstanding. Its beneficiaries are Thomas R. Wyman and his children (William F. Wyman and Ann E. Wolf). The Earl W. Wyman Trust for the benefit of the Hyde family beneficially owns 80,000 shares of Class A Common Stock and 110,360 shares of Class B Common Stock, or about 0.9% and 5.1% respectively, of such stock outstanding. Its beneficiaries are Joyce W. Hyde and her children (Douglas W. Hyde, Thomas R. Hyde, and Margaret H. Wachtel).

(2)	The amounts shown are as reported on Schedules 13G of the persons indicated as of December 31, 2003. Bank One Corporation reported that it and its subsidiary Bank One Trust Company, N.A. had sole voting power with respect to 564,534 shares of Class A Common Stock and shared voting power as to none, and that they had sole dispositive power with respect to 564,560 shares and shared dispositive power with respect to none. Royce & Associates, LLC reported that it had sole voting and dispositive power with respect to 624,100 shares of Class A Common Stock.

(3)	Thomas R. Wyman and Shirley F. Wyman are the parents of William F. Wyman and Ann E. Wolf. Thomas R. Wyman is also the brother of Joyce W. Hyde. Joyce W. Hyde and Charles F. Hyde are the parents of Douglas W. Hyde, Thomas R. Hyde and Margaret H. Wachtel.

(4)	William F. Wyman owns directly 3,420 shares of Class A Common Stock and 442,412 shares of Class B Common Stock, or less than 0.1% and approximately 20.3%, respectively, of such stock outstanding. He also owns, as sole trustee of six trusts created for the benefit of his children, 1,760 shares of Class A Common Stock and 193,230 shares of Class B Common Stock. The amounts shown in the table also include 44,500 shares of Class A Common Stock issuable pursuant to the vested portion of employee stock options.

(5)	Douglas W. Hyde owns directly 51,745 shares of Class A Common Stock and 284,224 shares of Class B Common Stock, or approximately 0.5% and 13.0%, respectively, of the total number of such shares outstanding. He is the trustee of a trust for the benefit of his family which owns 8,765 shares of Class A Common Stock. He also owns as sole trustee of two trusts created for the benefit of his children 39,820 shares of Class A Common Stock and 6,560 shares of Class B Common Stock and an additional 35,190 shares of Class A Common Stock and 10,810 shares of Class B Common Stock as custodian for his children. In addition, he shares beneficial ownership of 47,276 shares of Class A Common Stock and 7,920 shares of Class B Common Stock, including shares owned directly by his spouse, shares held by his spouse as trustee for the benefit of his children, shares held directly by his children, and the shares of Class A Common Stock held by the Hyde Family Charitable Fund, of which he, his parents, and his brother and sister are trustees. The amounts shown in the table include 139,500 shares of Class A Common Stock issuable pursuant to the vested portion of employee stock options. The amounts shown in the table do not include 33,270 shares of Class A Common Stock and 4,890 shares of Class B Common Stock owned by a trust of which he is the income beneficiary and his minor daughter is the remainder beneficiary.

(6)	Margaret H. Wachtel owns directly 79,522 shares of Class A Common Stock and 212,296 shares of Class B Common Stock, or approximately 0.8% and 9.7%, respectively, of the outstanding shares of each class. She owns an additional 38,127 shares of Class A Common Stock as sole trustee of three trusts created for the benefit of herself and her family. In addition, she shares beneficial ownership of the 300 shares of Class A Common Stock held by the Hyde Family Charitable Fund, of which she, her parents, and her brothers are trustees. The amounts shown in the table do not include 25,362 shares of Class A Common Stock and 58,166 shares of Class B Common Stock owned by two trusts of which her children are beneficiaries, or 88,748 shares of Class A Common Stock and 41,730 shares of Class B Common Stock held directly by her children.

(7)	Thomas R. Hyde owns directly 62,195 shares of Class A Common Stock and 192,712 shares of Class B Common Stock, or approximately 0.7% and 8.8%, respectively, of such stock outstanding. He has or shares beneficial ownership as trustee of trusts created for the benefit of his family of 72,277 shares of Class A Common Stock and 22,852 shares of Class B Common Stock. He shares beneficial ownership of an additional 5,570 shares of Class A Common Stock and 8,000 shares of Class B Common Stock, including shares held by his spouse directly or as custodian for his son and the shares of Class A Common Stock held by the Hyde Family Charitable Fund, of which he, his parents, and his brother and sister are trustees.

(8)	Thomas R. Wyman owns the shares listed as Wisconsin marital property with his wife, Shirley F. Wyman.

(9)	Joyce W. Hyde and her husband own a total of 32,719 shares of Class A Common Stock and 226,878 shares of Class B Common Stock, or about 0.3% and 10.4%, respectively, of the outstanding shares, all as Wisconsin marital property, but she has sole or shared voting and dispositive power with respect to the amounts shown in the table (i.e., shared voting and dispositive power with respect to 2,656 shares of Class A Common Stock, including the 300 shares of Class A Common Stock held by the Hyde Family Charitable Fund, of which she, her husband and her adult children are trustees, and sole voting and dispositive power as to the remainder). Her husband has sole voting and dispositive power with respect to 1,000 shares of Class A Common Stock and 107,810 shares of Class B Common Stock. The amounts shown in the table do not include the shares owned directly or indirectly by her three adult children, as to which she disclaims beneficial ownership.

(10)	David L. Omachinski owns 39,125 shares of Class A Common Stock directly as Wisconsin marital property with his wife Carla J. Omachinski (including 14,125 shares received as restricted stock during 2000, 12,250 of which have vested). He has both voting and dispositive power with respect to shares of restricted stock that have vested, and he has voting but not dispositive power (except by will or the laws of descent and distribution) with respect to the remaining shares of restricted stock, which are still subject to forfeiture. The amount shown in the table also includes 70,900 shares of Class A Common Stock issuable pursuant to the vested portion of employee stock options.

(11)	Barbara Widder-Lowry and Paul A. Lowry, who are spouses, each own 11,250 shares of Class A Common Stock received as restricted stock during 2000 (9,375 shares of which have vested for each of them). They have both voting and dispositive power with respect to shares of restricted stock that have vested, and they have voting but not dispositive power (except by will and the laws of descent and distribution) with respect to the remaining shares of restricted stock, which are still subject to forfeiture. They also beneficially own 18,000 shares and 29,250 shares of Class A Common Stock issuable to each of them, respectively, pursuant to the vested portion of employee stock options.

(12)	Clifford J. Thompson owns 10,000 shares of Class A Common stock received as restricted stock during 2000 (8,750 shares of which have vested). He has both voting and dispositive power with respect to shares of restricted stock that have vested, and he has voting but not dispositive power (except by will or the laws of descent and distribution) with respect to the remaining shares of restricted stock, which are still subject to forfeiture. The amount shown in the table also includes 22,550 shares of Class A Common Stock issuable pursuant to the vested portion of employee stock options.

(13)	Steven R. Duback owns 195 shares of Class A Common Stock directly. The amount shown in the table also includes 35,600 shares of Class A Common Stock issuable pursuant to vested stock options.

(14)	The shares consist of Class A Common Stock issuable pursuant to vested stock options.

(15)	The amounts shown in the table include 46,625 shares of Class A Common Stock received by certain officers as restricted stock during 2000 (39,750 of which have vested ) and 508,125 shares of Class A Common Stock issuable to directors and executive officers pursuant to the vested portions of stock options. The holders of restricted stock that has not yet vested have voting but not dispositive power (except by will and the laws of descent and distribution) with respect to those shares.

      The descendants of Earl W. Wyman, their spouses and trusts of which they are beneficiaries (the “Wyman/ Hyde Group,” including, among others, Joyce W. Hyde, Thomas R. Hyde, Douglas W. Hyde, Margaret H. Wachtel, the Earl W. Wyman Trusts, Thomas R. Wyman and William F. Wyman) own a total of 1,466,146 shares of Class A Common Stock (approximately 15.0% of the outstanding shares) and 2,070,310 shares of Class B Common Stock (approximately 94.3% of the outstanding shares). Each member of the Wyman/ Hyde Group is subject to a cross purchase agreement pursuant to which his or her Class B Common Stock generally may not be transferred except to a spouse or descendant (or a trust for their benefit) unless the shares first have been offered to the other members of the Wyman/ Hyde Group.

“CONTROLLED COMPANY” DETERMINATION

      The Company has determined that it is a “Controlled Company” for purposes of the NASDAQ listing requirements. A “Controlled Company” is a company of which more than 50% of the voting power is held by an individual, a group or another company. Certain Nasdaq requirements do not apply to a Controlled Company, including requirements that: (1) a majority of its board of directors must be comprised of “independent” directors as defined in Nasdaq’s rules; and (2) the compensation of officers and the nomination of directors be determined in accordance with specific rules, generally requiring determinations by committees comprised solely of independent directors or in meetings at which only the independent directors are present. The Company’s board of directors has determined that it is a “Controlled Company” because of the Class B Common Stock ownership of the Wyman/ Hyde Group and related facts, including the cross purchase agreement mentioned above, the family relationships among members of the Wyman/ Hyde Group and the fact that two or more members of the Wyman/ Hyde Group have been executive officers and directors of the Company at all times since it became public in 1985. Currently, Douglas W. Hyde and William F. Wyman are both executive officers and directors of the Company and members of the Wyman/ Hyde Group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Under the securities laws of the United States, the Company’s directors, its executive officers and any person holding more than 10% of any class of the Company’s Common Stock are required to report their initial ownership of the Company’s Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file the reports on or before these dates not previously reported. To the Company’s knowledge, all of these filing requirements were satisfied during 2003.

DIRECTORS AND EXECUTIVE OFFICERS

Election of Directors

      Information regarding the nominees for whom the shares represented by proxies will be voted for election as directors is set forth in the following table. Proxies for Class A Common Stock will be voted to elect Shirley A. Dawe and Robert C. Siegel as directors, and proxies for Class B Common Stock will be voted to elect Douglas W. Hyde, David L. Omachinski, William F. Wyman, Paul A. Lowry, Steven R. Duback, Phoebe A. Wood and Tamara L. Heim as directors. In the unforeseen event that any nominee will be unable or unwilling to serve, proxies will be voted with discretionary authority for a substitute nominee designated by the Board of Directors.

      The nominees for Directors are:

		Principal Occupation
		and Business	Director
Name	Age	Experience	Since

Nominees for Directors to be Elected by Class B Shares
Douglas W. Hyde	53	Chairman of the Board (since May, 1994) and Chief Executive Officer (since 1992). Until February 2004 Mr. Hyde also held the title of President (since 1991). Prior thereto Mr. Hyde served as Senior Vice President — Marketing (since 1989) and Vice President — Merchandising (since 1983). Joined the Company in 1975.	1988
David L. Omachinski	52	President and Chief Operating Officer (since February 2004). Prior thereto he was Executive Vice President, Chief Operating and Financial Officer, and Treasurer (since 2002) and Vice President — Finance, Chief Financial Officer and Treasurer (since 1993). Joined the Company in 1993. Mr. Omachinski is also a director of Anchor Bancorp Wisconsin, Inc.	1994
William F. Wyman	45	Senior Vice President — Home Accessories and Global Licensing (since June 2002). Prior thereto he was Vice President — Domestic Licensing (since 1993). Joined the Company in 1981.	1996
Paul A. Lowry	52	Vice President — Corporate Retail (since 1994).	2002
Steven R. Duback	59	Partner, Quarles & Brady LLP (law firm), Milwaukee (joined the firm in 1969). Secretary of the Company (since 1981).	1981

		Principal Occupation
		and Business	Director
Name	Age	Experience	Since

Phoebe A. Wood	50	Executive Vice President and Chief Financial Officer of Brown-Forman Corporation (a Louisville based diversified producer and marketer of consumer products) since 2001. Prior thereto she was Vice President and Chief Financial Officer of Propel, Inc., a subsidiary of Motorola, Inc. (since 2000), and from 1976 to 2000 she served in various financial and administrative positions with Atlantic Richfield Company and various of its affiliates.	2002
Tamara L. Heim	46	Consultant. Ms. Heims was president of the Borders Stores and Borders Online divisions of Borders Group, Inc. (a retailer of books and music based in Ann Arbor, Michigan) from 2000 to 2004. Prior thereto, she was Senior Vice President of Sales and Marketing of Borders throughout 1999 and before that she was a Territorial Vice President (from 1996 to 1998). Before joining Borders she spent 22 years with Federated Department Stores. Her last position at Federated was as a Regional Vice President and Director of Stores for Rich’s/ Lazarus/ Goldsmith’s.	2003
Nominees for Directors to be Elected by Class A Shares
Shirley A. Dawe	57	President of Shirley Dawe Associates, Inc., (a Toronto based consumer goods marketing and merchandising consulting group) since 1986. Prior thereto she was with the Hudson’s Bay Company where she served in various merchandising and marketing positions (from 1969 to 1984). Ms. Dawe is also a director of The Bon-Ton Stores, Inc. and National Bank of Canada.	1997
Robert C. Siegel	67	Chairman of the Board of Lacoste, USA, an apparel company. Mr. Siegel was part time Managing Director of Kurt Salmon Associates (from 1999 to 2001). Prior thereto he was the Chairman, CEO and President of The Stride Rite Corporation (from 1993 to 1999) and from 1964 to 1993 he served in various executive positions with Levi Strauss & Co., where he was President of Dockers. Mr. Siegel is also a director of The Bon-Ton Stores, Inc.	2001

Composition of the Board of Directors; Meetings

      The Board of Directors currently has nine members, two of whom are elected by a vote of holders of Class A Common Stock and the remaining seven of whom are elected by a vote of the holders of Class B Common Stock. The Bylaws of the Company provide that the there shall be nine directors. The number of directors may be increased or decreased from time to time by amending the applicable provision of the Bylaws, but no decrease shall have the effect of shortening the term of an incumbent director.

      The Board of Directors held four meetings during 2003. During the period in 2003 in which they served, all members of the Board of Directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which they served. The Company’s policy is that its Directors attend annual meetings of the shareholders. All Board members then in office, other than Stig Kry (who was not standing for re-election), attended the annual meeting of OshKosh shareholders held in May 2003. In accordance with new rules of the Nasdaq Stock Market, beginning in 2004 and at least once each year, OshKosh’s independent directors will have regularly scheduled meetings at which only independent directors are present.

      The nominating and corporate governance committee currently consists of Messrs. Duback (chair), Hyde, Wyman, Siegel and Ms. Heim. The executive committee consists of Messrs. Hyde (chair), Omachinski, Wyman, Duback and Siegel. The compensation committee consists of Ms. Dawe (chair), Ms. Wood and Ms. Heim. The audit committee consists of Ms. Wood (chair), Ms. Dawe and Mr. Siegel. The retirement plan committee consists of Messrs. Omachinski (chair), Hyde and Wyman.

Director Independence

      Each year the Board reviews the relationships that each director has with the Company. Only those directors who the Board affirmatively determines have no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and who do not have any of the categorical relationships that prevent independence under the Nasdaq listing standards, are considered to be independent directors.

      In accordance with the applicable Nasdaq rules, the Board has determined that the following directors qualify as independent directors: Shirley A. Dawe, Tamara L. Heim, Robert C. Siegel and Phoebe A. Wood. The Board concluded that none of these directors possessed the categorical relationships set forth in the Nasdaq standards that prevent independence, and that none of them have any other relationship that the Board believes would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. Members of the Audit Committee comprise only directors who have been determined to be independent. Because of their relationships with OshKosh, Messrs. Hyde, Wyman, Omachinski, Lowry and Duback have not been deemed to be independent directors at this time.

Shareholder Communications with the Board

      Shareholders wishing to communicate with the Board of Directors or with a particular Board member or a Board committee should address communications to the Board or to a particular Board member or Board committee, c/o OshKosh B’Gosh, Inc., Attention: Secretary, 112 Otter Avenue, P.O. Box 300, Oshkosh, Wisconsin 54901. All communications addressed to the Board or to a particular director or committee will be relayed to that addressee. From time to time, the Board may change the process through which shareholders communicate with the Board or its members. Please refer to the Company’s website at www.oshkoshbgosh.com for changes in this process. The Board, the particular director or the Board committee to which a communication is addressed will, if it deems appropriate, promptly refer the matter either to management or to the full Board depending on the nature of the communication. If the referral is to management, normally the communication will initially be referred to the Vice President — Human Resources for his referral to the person or persons he deems best suited to respond to or otherwise deal with the communication.

Shareholder Recommendation of Director Candidates

      The principal functions of the Nominating and Corporate Governance Committee are: (a) to seek out and consider individuals to serve as directors of the corporation and to recommend to the Board of Directors candidates for election to the board and to fill any vacancies that occur between annual meetings; (b) to make recommendations to the Board of Directors regarding the size and composition of the board, the frequency of meetings of the board, board tenure requirements including mandatory retirement age, and board committee structure and assignments; (c) to make recommendations to the Board of Directors regarding compensation of board members for serving on the board and on board committees; (d) to make recommendations to the Board of Directors regarding the board’s operation; and (e) to make recommendations to the Board of Directors regarding other corporate governance issues and policies. In carrying out its responsibilities, the Nominating and Corporate Governance Committee will consider candidates suggested by other directors, employees and shareholders. Suggestions for candidates, accompanied by the candidate’s name, contact information, biographical material, and qualifications, may be sent to the Nominating and Corporate

Governance Committee, c/o the Secretary of the Company at its corporate offices. From time to time, the Board may change the process through which shareholders may recommend candidates to the Nominating Committee. Please refer to the Company’s website at www.oshkoshbgosh.com for changes in this process. The Company has not received any shareholder recommendations for director candidates with regard to the election of directors covered by this Proxy Statement or otherwise.

Executive Officers

      Information concerning those continuing executive officers of the Company who are not directors or nominees for director is set forth in the following table.

Name	Age	Position and Experience

Clifford J. Thompson	58	Senior Vice President — Operations (since 1994). Prior thereto he was Vice President — Operations at Liberty Trouser Company (since 1993).
James J. Martin	41	Senior Vice President — Merchandising and Special Markets (since October 2003). Prior thereto he was Senior Vice President — Wholesale and Special Markets (since January 2003), Vice President — Wholesale & Special Markets (since July 2002) and Vice President — Children’s Wholesale (since 2000). Prior to that he was an executive of Carson Pirie Scott & Co. (since 1992).
Paul S. Christensen	54	Vice President — Human Resources (since 2001). Prior thereto Mr. Christensen was Vice President — Human Resources at Broan-NuTone LLC (since 1998) and Vice President — Human Resources & Administration at AR Accessories Group, Inc. (formerly Amity Leather Products Co.) (since 1981).
Jon C. Dell’Antonia	62	Vice President — Information Technology (since 1990).
Juan C. Fernandez	49	Vice President — Global Business Development (since May 2002). Prior thereto he was Vice President-International (since 1999), and prior to that date he served as Regional Manager (since 1990).
Michael L. Heider	42	Vice President — Finance, Treasurer and Chief Financial Officer (since February 2004). Prior thereto he was Senior Director of Accounting and Taxation and Assistant Treasurer (since 2002) and Director of Accounting (since 1994).
Richard F. Kaplan	38	Vice President — Wholesale (since October 2003). Prior thereto Mr. Kaplan served as Vice President — Wholesale Sales Manager (since January 2003), and as National Sales Manager and in related positions (since 2000). Prior thereto Mr. Kaplan served as National Sales Manager of The Ecko Unlimited Co. (since 2000) and in various sales positions for Paul Davril Inc. (since 1997) and Nautica International (since 1996).
Mirian P. Lamberth	34	Vice President — Product Design (since September 2002). Prior thereto Ms. Lamberth was Vice President — Kids Design at The GAP, Inc. (since 1999), and prior to that she was a Senior Director of Concepts at Abercrombie & Fitch (since 1997).

      Douglas W. Hyde is the cousin of William F. Wyman. Paul A. Lowry and Barbara Widder-Lowry (formerly an executive officer of the Company, who is named in the compensation tables herein) are spouses. There are no other family relationships among the executive officers, directors and nominees.

AUDIT COMMITTEE COMPOSITION AND CHARTER

      The Company has an Audit Committee composed of independent directors. Information regarding the functions performed by the Audit Committee, its membership, and the number of meetings held during the fiscal year is set forth in the “Report of the Audit Committee” included in this annual proxy statement. The Audit Committee is governed by a written charter approved by the Board of Directors. A copy of this charter as revised and approved by the Board of Directors on December 9, 2003 is included as Appendix A.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee of the Board of Directors is responsible for providing independent oversight of the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function and the annual independent audit of the Company’s financial statements. The Board of Directors has determined that each of the members of the Audit Committee (Phoebe A. Wood, Shirley A. Dawe and Robert C. Siegel) is “independent,” as defined in the current listing standards of The Nasdaq Stock Market and the SEC rules relating to audit committees. This means that, except in their roles as members of the Board of Directors and its committees, they are not “affiliates” of the Company, they receive no consulting, advisory or other compensatory fees directly or indirectly from the Company, they have no other relationships with the Company that may interfere with the exercise of their independence from management and the Company, and they have not participated in the preparation of the financial statement of OshKosh or any of its current subsidiaries at any time during the past three years. In addition, the Board of Directors has determined that each Audit Committee member satisfies the financial literacy requirements of The Nasdaq Stock Market and that Ms. Wood qualifies as an “audit committee financial expert” within the meaning of applicable rules of the Securities and Exchange Commission.

      Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. In fulfilling its oversight responsibilities, the Committee reviewed the Company’s audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee reviewed with the independent auditors the auditors’ judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61.

      In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, Standard No. 1, and considered the compatibility of non-audit services with the auditors’ independence.

      The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held three formal meetings during 2003. In addition, the Committee Chairperson conferred with management and representatives of the independent auditor prior to each of the first three quarters’ earnings announcements and Form 10-Q filings.

Pre-Approval Policy

      Consistent with the rules of the Securities and Exchange Commission regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for, and overseeing the work of the independent auditor. In recognition of this responsibility, the following provision is included in the Audit Committee’s charter: “In carrying out its responsibilities, the Audit Committee shall ... approve in advance all permitted non-audit services provided by the independent public accounting firm, subject to the de minimus exceptions to pre-approval permitted for non-audit services.” No fees were paid to the independent auditor pursuant to the “de minimus” exception to the foregoing pre-approval policy.

Audit and Non-Audit Fees

      The Audit Committee also reviewed the fees and scope of services provided to the Company by Deloitte & Touche LLP, independent public accountants for the fiscal years ended December 28, 2002, and January 3, 2004, as reflected in the following table. Since there were no non-audit services, the Audit Committee is not aware of any fee-related issues that might impair the independence of Deloitte & Touche LLP.

	2002	2003

Audit Fees(a)	$131,000	$144,500
Audit-Related Fees(b)	6,437	17,053
Tax Fees(c)	0	0
All Other Fees	0	0

Total	$137,437	$161,553

(a)	Audit fees consisted of fees for professional services performed by Deloitte & Touche LLP for the audit of the Company’s financial statements and review of financial statements included in the Company’s Form 10-Q filings, and services that are normally provided in connection with statutory or regulatory filings or engagements.

(b)	Audit-related fees consisted principally of the audit of international licenses, out-of-pocket travel expenses incurred in performing an audit of the Company’s financial statements, and assistance with documents filed with the SEC.

(c)	Tax fees consist of fees for professional services performed by Deloitte & Touche LLP with respect to tax compliance, tax advice, and tax planning. We incurred no such fees.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended January 3, 2004, for filing with the Securities and Exchange Commission. The Committee also approved the selection of the Company’s independent auditors.

Phoebe A. Wood, Audit Committee Chair

Shirley A. Dawe, Audit Committee Member
Robert C. Siegel, Audit Committee Member

February 17, 2004

CORPORATE GOVERNANCE

      The Company is committed to conducting its business with the highest standards of business ethics and in accordance with all applicable laws, rules and regulations, including the rules of the Securities and Exchange Commission and of The Nasdaq Stock Market on which its Class A common stock is traded. In addition to Nasdaq rules and applicable governmental laws and regulations, the framework for the Company’s corporate governance is provided by: (a) the Company’s certificate of incorporation and bylaws; (b) the charters of its Board committees; (c) the Company’s Corporate Governance Policies and Guidelines; (d) the Company’s Director and Executive Officer Code of Ethics; and (e) the Company’s Code of Conduct.

      The charter of our Audit Committee is attached to this proxy statement as Appendix A. The charter of our Nominating and Corporate Governance Committee is available on our website at www.oshkoshbgosh.com and is available in print to any shareholder upon request.

      The Company’s Corporate Governance Policies and Guidelines address topics such as: (a) the role of the board and management, (b) director qualifications, (c) director responsibilities, (d) board committees, (e) director orientation and continuing education, and (f) board and committee evaluations. A copy of our Corporate Governance Policies and Guidelines is available on our website and is available in print to any shareholder upon request.

      The Company’s Director and Executive Officer Code of Ethics sets forth ethical obligations that apply specifically to our directors and executive officers, such as accounting and financial reporting matters. Any waiver of the Code of Ethics requires approval of the disinterested members of the Board of Directors. A copy of our Director and Executive Officer Code of Ethics is available on our website at www.oshkoshbgosh.com and is available in print to any shareholder upon request. If we make any substantive amendment to the Code of Ethics, we will disclose the nature of the amendment on our website or in a current report on Form 8-K. In addition, if a waiver from the Code of Ethics is granted to an executive officer or director, we will disclose the nature of the waiver in a current report on Form 8-K.

      The Company’s Code of Conduct summarizes the ethical standards and expectations we have for all of our employees, officers and directors. It contains procedures for reporting suspected violations of the Code of Conduct, including procedures for the reporting of complaints and concerns regarding accounting or auditing matters. Any waiver of the Code of Conduct requires approval of the disinterested members of the Board of Directors. A copy of our Code of Conduct is available on our website at www.oshkoshbgosh.com and also is available to any shareholder upon request. If we make any substantive amendment to the Code of Conduct, we will disclose the nature of the amendment on our website or in a current report on Form 8-K. In addition, if a waiver from the Code of Conduct is granted to an executive officer or director, we will disclose the nature of the waiver in a current report on Form 8-K.

MANAGEMENT COMPENSATION

Summary Compensation Table

      The following table shows compensation paid by the Company for services rendered to the Company during its fiscal year ended January 3, 2004 (fiscal year 2003), to the six most highly compensated executive officers in accordance with SEC rules.

Summary Compensation Table

					Long-Term Compensation

					Awards
		Annual Compensation
					Restricted
				Other Annual	Stock		Long-Term	All Other
	Fiscal	Salary	Bonus	Compensation	Award(s)	Options	Incentive Plan	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	($)	(#)	Payouts ($)	($)(2)

Douglas W. Hyde	2003	456,000	—	—	0	31,000	0	54,651
Chairman of the Board	2002	438,000	130,614	—	0	31,000	0	67,149
and Chief Executive Officer	2001	438,000	293,105	—	0	31,000	0	62,807
David L. Omachinski	2003	364,000	—	—	0	20,000	0	42,771
President and Chief	2002	308,750	91,996	—	0	18,000	0	43,962
Operating Officer	2001	251,000	171,009	—	0	18,000	0	37,945
Barbara Widder-Lowry	2003	330,000	9,900	—	0	15,000	0	41,094
Senior Vice President —	2002	315,000	93,400	—	0	18,000	0	46,419
Product Development	2001	315,000	181,615	—	0	18,000	0	45,947
Paul A. Lowry	2003	265,000	46,775	—	0	12,000	0	34,727
Vice President —	2002	251,000	90,962	—	0	15,000	0	35,280
Corporate Retail	2001	251,000	121,239	—	0	15,000	0	36,004
Mirian Lamberth	2003	278,549	14,891	—	0	8,000	0	7,120
Vice President —	2002	68,487	50,000	—	0	3,500	0	2,181
Product Design	2001	—	—	—	0	—	0	—
Clifford J. Thompson	2003	215,000	53,872	—	0	8,000	0	30,787
Senior Vice President —	2002	192,000	91,540	—	0	12,000	0	28,594
Operations	2001	192,000	110,176	—	0	12,000	0	26,623

(1)	For 2003, 2002 and 2001, other annual compensation did not exceed the lesser of $50,000 or 10% of such executive officer’s salary.

(2)	The Company’s contributions to the named individual’s accounts in its Profit Sharing Plans for 2003, 2002 and 2001 were $18,500, $10,250 and $9,875, respectively, for Mr. Hyde; $19,000, $10,500 and $9,875, respectively, for Mr. Omachinski; $19,000, $10,500 and $9,875, respectively, for Ms. Widder-Lowry; $19,000, $10,500 and $9,875, respectively, for Mr. Lowry; $4,939, $0 and $0, respectively, for Ms. Lamberth and $19,000, $7,336 and $9,875, respectively, for Mr. Thompson. The Company’s unfunded allocations for 2002 and 2001 to the nonqualified profit sharing plans were $8,000 and $5,600, respectively, for each of the named executives except Mr. Thompson, for whom they were $0, and $5,600 for 2002 and 2001, respectively, and Ms. Lamberth, for whom no contributions were made. There were no allocations to the nonqualified profit sharing plan for the named individuals in 2003. The Company’s unfunded allocations to the same individuals’ accounts for 2003, 2002 and 2001 in the defined contribution portion of the Excess Benefit Plan were $30,929, $42,488 and $43,291 for Mr. Hyde; $20,480, $22,381 and $19,686 for Mr. Omachinski; $17,872, $23,729 and $26,367 for Ms. Widder-Lowry; $12,477, $13,779 and $18,046 for Mr. Lowry; $1,080, $0 and $0 for Ms. Lamberth and $8,523, $17,847 and $6,847 for Mr. Thompson. For 2003, 2002 and 2001 the Company also paid in respect of taxes on the Excess Benefit Plan $482, $1,671 and $666, respectively, to Mr. Hyde; $483, $273 and $161 to Mr. Omachinski; $354, $322 and $237 to Ms. Widder-Lowry; $299, $50 and $156 to Mr. Lowry; and $264, $411 and $117 to Mr. Thompson. Premiums paid by the Company on a term life insurance policy covering Mr. Hyde for each of 2003, 2002 and 2001 were $4,740 $4,740 and $3,375, respectively;

premiums for the same years for Mr. Omachinski were $2,808, 2,808 and $2,623, respectively; premiums for the same years for Ms. Widder-Lowry were $3,868 annually; premiums the same years for Mr. Lowry were $2,951, 2,951 and $2,327, respectively; premiums for the same years for Mr. Thompson were $3,000, $3,000 and $4,184, respectively, and premiums for Ms. Lamberth were $2,181 annually, but paid only in 2003 and 2002.

Stock Options

      The following table sets forth information concerning stock option grants during 2003 to the named executive officers. No SARs were granted in 2003. These grants comprise the stock incentive component of the executives’ 2003 compensation.

Option/SAR Grants in Last Fiscal Year

		% of Total
	Options/	Options/SARs
	SARs	Granted to	Exercise or		Grant Date
	Granted(1)	Employees in	Base Price	Expiration	Present Value
Name	(#)	Fiscal Year(2)	($/Sh)	Date	$(3)

Douglas W. Hyde	31,000	14.8%	$23.60	2/11/13	$221,532
David L. Omachinski	20,000	9.5%	23.60	2/11/13	142,924
Barbara Widder-Lowry	15,000	7.1%	23.60	2/11/13	107,193
Paul A. Lowry	12,000	5.7%	23.60	2/11/13	85,754
Mirian Lamberth	8,000	3.8%	23.60	2/11/13	57,170
Clifford J. Thompson	8,000	3.8%	23.60	2/11/13	57,170

(1)	Consists entirely of nonqualified stock options granted pursuant to the OshKosh B’Gosh, Inc. 1994 Incentive Stock Plan (the “1994 Plan”). Each of these options vests in equal annual installments on each of the first four anniversaries following the grant date provided the optionee is still an employee of the Company at that time. Each option was granted with an exercise price equal to the market value of the Company’s Class A Common Stock on the date of the grant. Unless earlier terminated, these options expire ten years after the date of the grant.

(2)	Based on stock option grants made to employees during 2003 for 210,050 shares of Class A Common Stock.

(3)	The estimated grant date present value of approximately $7.15 per share reflected in the above table is determined using the Black-Scholes model. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The ultimate realizable values of the options will depend on the future market price of the Company’s Class A Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company’s Class A Common Stock over the exercise price on the date the option is exercised. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the option grants reflected in the above table include the exercise price of the option of $23.60 (the fair market value of the underlying stock on the date of grant); an option term of ten years; an interest rate of 3.90% (the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the option term); volatility of 36.37% (calculated using the Company’s daily stock prices for the one-year period prior to the grant date); dividends at the rate of $.28 per share (the annualized dividends paid with respect to a share of Class A Common Stock at the date of the grant) and a corresponding dividend yield of 1.19% which is assumed to remain constant for the life of the option; and reductions of approximately 19.2% to reflect the probability of forfeiture due to termination prior to vesting, and approximately 13.8% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.

Aggregated Option/ SAR Exercises in Last Fiscal Year, and Fiscal Year-End Option/ SAR Value

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs at		Options/SARs at
	Shares		Fiscal Year-End(#)		Fiscal Year-End(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Douglas W. Hyde	—	—	108,500	77,500	$362,826	$82,430

David L. Omachinski	—	—	52,400	47,000	180,940	47,863

Barbara Widder-Lowry	—	—	18,000	—	52,011	—

Paul A. Lowry	—	—	15,000	34,500	43,343	39,886

Mirian Lamberth	—	—	875	10,625	—	—

Clifford J. Thompson	—	—	11,700	25,850	33,294	31,019

(1)	Based on the closing price of the Company’s Class A Common Stock at the end of the fiscal year of $21.65 per share.

Equity Compensation Plans

      The following table provides information about the Company’s equity compensation plans as of the end of its last fiscal year:

Equity Compensation Plan Information

Number of
	securities to be		Number of securities
	issued upon	Weighted-average	remaining available for
	exercise of	exercise price of	issuance under equity
	outstanding	outstanding	compensation plans
	options, warrants	options, warrants	(excluding securities
Plan category	and rights	and rights	reflected in the first column)

Equity compensation plans approved by security holders(1)	1,054,525	$25.68	572,250

Equity compensation plans not approved by security holders	—	—	—

Total	1,054,525	$25.68	572,250

(1)	Represents options that are outstanding or that are available for future issuance pursuant to the OshKosh B’Gosh, Inc. 1994 Incentive Stock Plan and the 1995 Outside Directors Stock Option Plan.

Pension Plans

      The Company maintains a qualified Pension Plan and an unfunded Excess Benefit Plan that provides to participants pension benefits that they would otherwise be prevented from receiving as a result of certain limitations of the Internal Revenue Code. The following table shows estimated annual benefits payable upon normal retirement to persons in specified remuneration and years of service classifications under the qualified Pension Plan, including amounts payable under the Excess Benefit Plan.

PENSION PLAN TABLE

	Years of Service
Average Annual
Remuneration	15	20	25	30	35

$100,000	$15,000	$20,000	$25,000	$30,000	$35,000
150,000	22,500	30,000	37,500	45,000	52,500
200,000	30,000	40,000	50,000	60,000	70,000
250,000	37,500	50,000	62,500	75,000	87,500
300,000	45,000	60,000	75,000	90,000	105,000
350,000	52,500	70,000	87,500	105,000	122,500
400,000	60,000	80,000	100,000	120,000	140,000
500,000	75,000	100,000	125,000	150,000	175,000
600,000	90,000	120,000	150,000	180,000	210,000
700,000	105,000	140,000	175,000	210,000	245,000

      Under the Company’s qualified Pension Plan and Excess Benefit Plan a non-union employee generally is entitled to receive upon retirement at age 65 a lifetime monthly benefit equal to 1% of his or her highest five consecutive year average monthly compensation (including salary and bonuses as shown in the Summary Compensation Table) multiplied by the number of years in which he or she completed at least 1,000 hours of service, or certain actuarial equivalent benefits. An employee who has reached age 60 and completed five years of service may retire and begin to receive the actuarial equivalent of his or her pension benefits, and pre-retirement death benefits equal to the actuarial equivalent value of a participant’s accrued pension benefits. Benefit amounts are not subject to any reduction for Social Security benefits. The current years of credited service of Messrs. Hyde, Omachinski, Lowry and Thompson, Ms. Widder-Lowry and Ms. Lamberth are 28, 10, 10, 10, 10, and 1, respectively. The currently applicable final five year average compensation covered by the Pension Plan and Excess Benefits Plan to Messrs. Hyde, Omachinski, Lowry and Thompson, Ms. Widder-Lowry and Ms. Lamberth are $643,096, $403,209, $348,560, $277,242, $455,374 and $278,549, respectively.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

General Overview of Executive Compensation and Compensation Committee Philosophy

      The Compensation Committee recommends executive compensation levels for the Company’s executive officers. Its recommendations were approved by the Board in 2003 without change. Salaries, annual cash incentive bonus award opportunities and related performance criteria are determined and established near the beginning of the year. The incentive bonuses are awarded under what is called the Management Incentive Compensation Plan. In addition, near the beginning of each year the Committee makes grants of nonqualified stock options to employees who are in a position to make an impact on the long-term performance of the Company, and in 2000 the Committee granted restricted stock awards relating to 55,000 shares of the Company’s Class A Common Stock to four senior level executives.

      The philosophical basis for the salary amounts, the incentive bonus opportunities, the stock option awards and the restricted stock awards is threefold: first, to provide compensation which is competitive in the marketplace and which will serve to attract and retain key professionals in the industry; second, to create a mix of compensation elements which will provide incentives for executives to focus on both short-term and long-term goals; and third, to align the executives’ incentives with the creation of shareholder value.

Base Salary

      Base salaries of the executive officers are based primarily on an analysis of comparative market data provided by an external compensation consultant or consultants for positions with similar duties and responsibilities and to a lesser extent on the judgment of the Committee regarding the individual’s duties, responsibilities, skills and relative value to the Company.

Annual Cash Incentive Bonus Under the Management Incentive Compensation Plan

      Annual cash incentive bonuses for executive officers under the Management Incentive Compensation Plan are based on the Committee’s belief that a significant portion of the annual compensation of each executive officer should be contingent upon the financial performance of the Company, the achievement of predetermined performance goals relating to the functional area of the Company’s operations for which the individual has responsibility, and, with the exception of the very most senior executives, a year-end subjective evaluation of the individual’s overall performance during the past year.

      Various performance goals were established for each executive officer, and each officer was given an opportunity to earn a cash bonus, defined as a percentage of the officer’s base salary, for achievement of these goals at various levels: minimum, target and maximum. For 2003 for the CEO and the COO/CFO, if achievement of performance goals is at “target” the bonus earned was 70% of base salary, if at “minimum” the bonus was 35% of base salary, and if at or better than “maximum” the bonus was 130% of base salary. For all other executive officers the target bonus percentages (% of base salary) ranged from 25% to 45% of salary, the minimum percentages ranged from 13% to 20% of salary, and the maximum percentages ranged from 38% to 80% of salary. If performance falls below “minimum,” no bonus is paid.

      For all executive officers except the CEO, the COO/CFO, the Senior Vice President — Product Development and the Vice President — Product Design, the performance goals included three basic components: (1) a “Corporate” component measured by a combination of Company net sales, pre-tax earnings and “Shareholder Value Added”; (2) a “Responsibility Area” component based on predefined goals related specifically to the functional area of the Company’s business for which the particular officer is responsible; and (3) an “Individual Evaluation” component based on a subjective year-end evaluation of the officer’s overall performance by the person to whom the officer reports. The “Shareholder Value Added” segment of the “Corporate” component is a measure of return on capital employed. The performance goals for the Senior Vice President — Product Development and the Vice President — Product Design consisted of only two components: a “Corporate” component and an “Individual Evaluation” component. The performance goals for the CEO and the COO/CFO consisted only of a “Corporate” component.

      The selection, weighting and sizing of the various segments and components of the incentive bonus plan were determined by the Committee based on a combination of factors including: the Committee’s belief that the “Corporate” component of the total potential bonus ought to be more heavily weighted for those who are in the position to have the greatest impact on the overall financial performance of the Company; the Committee’s belief that for officers other than the CEO, the COO/CFO, the Senior Vice President — Product Development and the Vice President — Product Design, the potential bonus ought to reflect, to a significant degree, achievement or lack thereof in specific functional areas for which the individual has responsibility; the Committee’s belief that some portion of the bonus (15% in all cases other than the CEO and COO/CFO) ought to be based on a subjective year-end evaluation of the individual’s overall performance for the year then ended; and finally a comparison of aggregate cash compensation (base salary plus incentive bonus at “target” level) with the market data described above under “Base Salary.”

Long-Term Stock Incentives

      The Committee views stock-based compensation as an important incentive component of the Company’s overall compensation package. The Committee believes that stock-based compensation serves the important purposes of (a) aligning executive compensation with the creation of shareholder value by rewarding performance based on increases in the value of the Company’s stock and by providing executives with an ownership perspective, (b) focusing executives on long-term performance, and (c) providing a balance between short-term and long-term perspective. It also believes that stock-based compensation will assist the Company in attracting qualified employees and building long-term relationships with existing employees.

      Early in 2003, nonqualified stock options to purchase a total of 133,000 shares of the Company’s Class A Common Stock were granted to employees who were then executive officers of the Company. The options vest in equal annual installments on each of the first four anniversaries following the grant date provided the optionee is still an employee of the Company at that time. Each option was granted with an exercise price equal to the market value of the Company’s Class A Common Stock on the date of grant, thus serving to focus the optionee’s attention on managing the Company from the perspective of an owner with an equity stake in the Company.

      The size of each stock option award was based on the Committee’s belief that: (a) generally speaking the award sizes should be in proportion to an individual’s capacity, based on his or her job function and position, to affect the long-term performance of the Company; (b) the award size should be a significantly higher percentage of salary for top level executives than for other employees; and (c) award size as a percent of salary should, generally speaking, be within a range of comparability to the award sizes of other comparable companies.

      With respect to restricted stock awards relating to the 55,000 shares of the Company’s Class A Common Stock granted to four senior executives in 2000, all of the “longevity portion” of the awards (50% of the total) vested in full for all four executives, and the 2003 segment of the “performance portion” of the awards (one quarter of 50% of the total) relating to the Company’s 2003 financial performance was forfeited for failure of the Company to have achieved the predetermined performance goals.

Chief Executive Officer Compensation

      Douglas W. Hyde was the President and CEO of the Company during 2003. His total cash compensation for 2003 was $456,000, consisting entirely of base salary. His base salary was based partly upon market data and partly upon the Committee’s subjective evaluation of his individual skills and responsibilities. With respect to his incentive bonus opportunity (70% of base salary at “target”), the pre-determined performance goals for the CEO were based on the overall financial performance of the Company, as measured by its 2003 net sales, pretax earnings and Shareholder Value Added, because the CEO’s primary responsibility is to achieve results in these areas of overall Company performance. In 2003 no cash incentive bonus was earned. In addition to his cash compensation, nonqualified stock options on 31,000 shares of Class A Common Stock were granted to Mr. Hyde, the magnitude of the grant having been determined in the manner described above for executive officers of the Company.

Section 162(m)

      Under Section 162(m) of the Internal Revenue Code, a publicly-held corporation may not deduct compensation in excess of $1 million paid in a taxable year to the Chief Executive Officer or to any other executive officer whose compensation is required to be reported in the Summary Compensation Table. Qualified performance-based compensation will not be subject to the deduction limit if certain conditions are met. It is the Committee’s intent to take the steps necessary to satisfy those conditions in order to preserve the deductibility of executive compensation to the fullest extent possible consistent with its other compensation objectives and overall compensation philosophy.

Compensation Committee
Shirley A. Dawe, Chairperson
Tamara L. Heim
Phoebe A. Wood

Directors’ Compensation

      Commencing in February, 2004, each non-employee director of the Company (currently Messrs. Duback and Siegel, Ms. Dawe, Ms. Heim and Ms. Wood) is entitled to receive $1,500 for each directors meeting attended either in person or by telephone conference; $1,000 for each committee meeting attended in person but not held on the same day as a regularly scheduled board meeting; and $800 for any committee meeting held the same day as a regularly scheduled board meeting; plus travel expenses to and from the meeting. In addition, each outside director is entitled to receive a retainer of $2,000 per month. The Audit Committee chair is entitled to an annual retainer of $4,000 and the Compensation Committee chair is entitled to an annual retainer of $2,000. During 2003 Messrs. Duback and Siegel, Ms. Dawe, Ms. Heim and Ms. Wood received director’s fees of $24,400, $23,000, $25,000, $17,900 and $25,000, respectively, and former director Kry received $8,600. Outside directors also receive an annual option grant covering 6,000 shares of Class A Common Stock with an exercise price equal to the market value on the date of the grant.

Compensation Committee Interlocks and Insider Participation

      The Company’s Compensation Committee includes Ms. Dawe (chair), Ms. Heim and Ms. Wood. There are no Compensation Committee interlocks.

Comparison of Five-Year Cumulative Total Shareholder Return (TSR) among* OshKosh B’Gosh, Inc.,

the S&P Apparel, Accessories and Luxury Goods Index and the S&P Small Cap 600 Index

      Summarized below is cumulative total shareholder return data of OshKosh B’Gosh, the S&P Apparel, Accessories and Luxury Goods Index and the S&P Small Cap 600 Index.

	OshKosh	S&P Apparel	S&P Small
Date	B’Gosh	& Accessories	Cap 600

December 1998	$100.00	$100.00	$100.00
December 1999	$105.51	$76.53	$112.40
December 2000	$93.83	$90.81	$125.67
December 2001	$214.45	$102.83	$133.89
December 2002	$144.50	$108.23	$114.30
December 2003	$112.24	$122.52	$158.63

*	Total shareholder return assumes $100 invested December 31, 1998 and reinvestment of dividends on a quarterly basis.

PROPOSED 2004 INCENTIVE STOCK PLAN

      On February 17, 2004, the Board of Directors of the Company (the “Board”) adopted the OshKosh B’Gosh, Inc. 2004 Incentive Stock Plan (the “2004 Plan”), subject to approval of the shareholders at the 2004 annual meeting. The 2004 Plan will become effective August 1, 2004 and will replace the Oshkosh B’Gosh, Inc. 1994 Incentive Stock Plan and the Oshkosh B’Gosh, Inc. 1995 Outside Directors’ Stock Option Plan, both of which expire during 2004.

      The purpose of the 2004 Plan is to provide an additional incentive for key employees and directors of Oshkosh B’Gosh, Inc. and its subsidiaries to improve corporate performance on a long-term basis, and to attract and retain key employees and directors. The 2004 Plan permits stock option and restricted stock grants covering a maximum of 1,350,000 shares of Class A Common Stock, subject to appropriate adjustments in the event the Company, among other things, declares a stock dividend, stock split, or similar change affecting the Class A Common Stock. No individual may receive grants covering more than 50,000 shares in any calendar year, including both options and grants of restricted stock. A copy of the 2004 Plan is annexed hereto as Exhibit B. The following description of the 2004 Plan is qualified in its entirety by reference to the complete text set forth in Exhibit B.

Vote Required for Plan

      The 2004 Plan is being submitted to the shareholders for approval in order to satisfy applicable SEC, NASDAQ and Internal Revenue Code requirements. Shareholder approval enables the Company to take tax deductions for awards paid to an executive officer of the Company whose annual compensation exceeds $1 million. The affirmative vote of the holders of a majority of the shares of Class B Common Stock represented at the annual meeting, in person or by proxy, is required for approval of the 2004 Plan. Broker nonvotes will have no effect with respect to the approval of the 2004 Plan, but any abstention will have the same effect as a “no” vote. The 2004 Plan will not become effective if it is not approved by shareholders.

The Board of Directors Recommends a Vote “FOR” Approval of the 2004 Plan.

Principal Features of the Equity Incentive Plan

      The 2004 Plan will be administered by a committee (the “Committee”) designated by the Company’s Board of Directors and shall be constituted to permit the Plan to comply with applicable provisions of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule) and Section 162(m) of the Code. For purposes of the power to grant awards to Company directors, the Committee shall consist of the entire Board. For other Plan purposes, the Plan shall be administered by a committee designated by the Board to administer the Plan and shall initially be the Compensation Committee of the Board. The Committee may delegate all or any part of its responsibilities and powers to any executive officer or officers of the Company selected by it, provided that no such delegation shall be made with respect to the grant of any award to the President or any Vice President of the Company.

      Options may be incentive stock options (“ISOs”) or non-qualified stock options (“NSOs”); provided, however, that incentive stock options shall only be granted to individuals who are employed by the Company or a parent or a subsidiary corporation of the Company. The exercise price for any option shall not be less than one hundred percent of the fair market value of the shares on the date of grant, provided that employees owning more than 10% of the voting power of all classes of Company stock are ineligible to receive ISOs unless the exercise price is at least 110% of the Fair Market Value on the date the option is granted and the option expires no later than five years after it is granted. The exercise price may be paid in cash or (if approved by the Committee) in shares of Class A Common Stock beneficially owned for at least 6 months at the time of exercise by the optionee or the optionee’s spouse or both. So long as the Internal Revenue Code so provides, the Fair Market Value on the date of an option grant of shares with respect to which ISOs are first exercisable during any calendar year shall not exceed $100,000.

      Each option granted under the 2004 Plan will be evidenced by a stock option agreement containing the terms and conditions required by the 2004 Plan and such other terms as the Committee may deem appropriate in each case. Each stock option agreement shall state the period or periods of time within which an option may be exercised, as determined by the Committee. No option may be exercised until at least six months from the date of grant and no option may be exercised more than ten years from the date of grant. Unless otherwise specified by the Committee, no option granted under the 2004 Plan shall be transferable or assignable except by last will and testament or the laws of descent and distribution. During the optionee’s lifetime, options shall be exercisable only by the optionee or by the optionee’s guardian or legal representative.

      If the Company is dissolved or liquidated, optionees will surrender all outstanding unexercised options for an amount of cash equal to the difference between the exercise price and the highest Fair Market Value of Class A Common Stock within the 60 days prior to the dissolution or liquidation. If the Company is party to a merger in which it is not the surviving corporation, the Committee is required (subject to the approval of the Board of Directors) to take action to protect outstanding options by substituting on an equitable basis appropriate shares of the surviving corporation, subject to limits described in the 2004 Plan.

      Shares of restricted stock may be issued either alone or in addition to other awards granted under the 2004 Plan. The Committee determines the individuals to whom and the times at which grants of restricted stock will be made, the number of shares to be awarded, the time or times within which such awards may be subject to forfeiture, and any other terms and conditions of the awards. Grants of restricted stock may be conditioned upon the attainment of specified performance goals or other criteria determined by the Committee, and the provisions of restricted stock awards need not be the same with respect to each recipient. The Plan identifies a number of performance goals the Committee may use when granting restricted stock. The specified performance goals are based on the attainment of goals relating to one or more of the following business criteria measured on an absolute basis or in terms of growth or reduction: consolidated operating income expressed as a percentage of net sales, the return on net assets of the Company and any Subsidiary, net income (pre-tax or after-tax and with adjustments as stipulated), sales, earnings per share, operating income, earnings before depreciation, interest, taxes and amortization (“EBDITA”), increase in stock price, total shareholder return, economic value added, value added measurement and operating cash flow.

      Restricted stock awards will be issued in the form of a registration of the shares in the recipient’s name in book-entry form with the Company’s transfer agent and including an appropriate notation referring to the restrictions applicable to the shares. Shares of restricted stock will be subject to the terms and conditions set forth in Section 7.03 of the 2004 Plan. Until the applicable restrictions lapse, a grantee will not be permitted to transfer or encumber shares of restricted stock, but will have all of the rights of a shareholder, including the right to vote the shares and the right to receive dividends with respect thereto. Unless otherwise provided in the applicable Restricted Stock Agreement, all shares still subject to restriction shall be forfeited upon termination of a grantee’s employment for any reason unless the Committee determines to waive such restrictions in the event of hardship or other special circumstances of a grantee whose employment is involuntarily terminated (other than for cause).

      Awards may be granted under the 2004 Plan at any time prior to August 1, 2009. On that date, the 2004 Plan will expire, except as to awards then outstanding, which shall remain in effect until the options have been exercised, the restrictions on restricted stock have lapsed or the awards have expired or have been forfeited. No awards are expected to be granted pursuant to the 2004 Plan before February 1, 2005, and no allocations have been made to any person or group of persons. The 2004 Plan may be terminated at any time by the Board of Directors except with respect to any awards then outstanding. The Board of Directors may amend the 2004 Plan from time to time, but no such amendment may impair without the grantee’s consent any previously granted award or deprive any grantee of any shares of stock acquired through the 2004 Plan, or be made without shareholder approval where such approval would be required as a condition of compliance with Rule 16b-3 under the Securities Exchange Act of 1934.

Certain Federal Income Tax Consequences of the 2004 Plan

      The following is a brief summary of the Company’s understanding of the principal income tax consequences under the Internal Revenue Code (the “Code”) of grants or awards made under the 2004 Plan based upon the applicable provisions of the Code in effect on the date hereof.

      Nonqualified Stock Options. An optionee will not recognize taxable income at the time an NSO is granted. Upon exercise of the NSO, an optionee will recognize compensation income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. The amount of such difference will be a deductible expense to the Company for tax purposes. On a subsequent sale or exchange of shares acquired pursuant to the exercise of an NSO, the optionee will recognize a taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of such shares. The tax basis will, in general, be the amount paid for the shares plus the amount treated as compensation income at the time the shares were acquired pursuant to the exercise of the option.

      When the NSO exercise price is paid in Delivered Stock, the exercise is treated as: (a) a tax-free exchange of the shares of Delivered Stock (without recognition of any taxable gain with respect thereto) for a like number of new shares (with such new shares having the same basis and holding period as the old); and (b) an issuance of a number of additional shares having a fair market value equal to the “spread” between the exercise price and the fair market value of the shares for which the NSO is exercised. The optionee’s basis in the additional shares will equal the amount of compensation income recognized upon exercise of the NSO and the holding period for such shares will begin on the day the optionee acquires them. This mode of payment does not affect the ordinary income tax liability incurred upon exercise of the NSO described above.

      Incentive Stock Options. An optionee will not recognize taxable income at the time an ISO is granted. Further, an optionee will not recognize taxable income upon exercise of an ISO if the optionee complies with two separate holding periods: shares acquired upon exercise of an ISO must be held for at least two years after the date of grant and for at least one year after the date of exercise. The difference between the exercise price and the fair market value of the stock at the date of exercise is, however, a tax preference item. When the shares of stock received pursuant to the exercise of an ISO are sold or otherwise disposed of in a taxable transaction, the optionee will recognize a capital gain or loss, measured by the difference between the exercise price and the amount realized.

      Ordinarily, an employer granting ISOs will not be allowed any business expense deduction with respect to stock issued upon exercise of an ISO. However, if all of the requirements for an ISO are met except for the holding period rules set forth above, the optionee will be required, at the time of the disposition of the stock, to treat the lesser of the gain realized or the difference between the exercise price and the fair market value of the stock at the date of exercise as ordinary income and the excess, if any, as capital gain. The Company will be allowed a corresponding business expense deduction to the extent of the amount of the optionee’s ordinary income.

      Restricted Stock. A grantee receiving a restricted stock award will generally recognize ordinary income in an amount equal to the fair market value of the stock at the time the stock is no longer subject to forfeiture. While the restrictions are in effect, the grantee will recognize compensation income equal to the amount of any dividends received and the Company will be allowed a deduction for that amount. A grantee may elect, under Section 83(b) of the Code, within 30 days of the stock grant to recognize taxable ordinary income on the date of grant equal to the fair market value of the shares (determined without regard to the restrictions) on such date. The Company will generally be entitled to a deduction equal to the amount that is taxable as ordinary income to the grantee in the year that such income is taxable.

      The holding period to determine whether the grantee has long-term or short-term capital gain or loss on a subsequent sale of the stock generally begins when the restriction period expires and the tax basis for such shares will generally be based on the fair market value of the shares on such date. However, if the grantee has made an election under Section 83(b), the holding period will commence on the date of grant and the tax basis will be equal to the fair market value of shares on such date (determined without regard to the restrictions).

INDEPENDENT AUDITOR

      On May 31, 2002, Arthur Andersen LLP was dismissed as the Company’s independent auditors. The Company’s Board of Directors approved the dismissal of Arthur Andersen LLP and appointed Deloitte & Touche LLP as the Company’s independent auditors.

      The reports of Arthur Andersen LLP on the Company’s financial statements for the fiscal year ended December 29, 2001 did not contain an adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles. During the fiscal year ended December 29, 2001 and during the subsequent interim period, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

      The independent auditors for the Company for fiscal 2004 will be approved formally at an upcoming audit committee meeting scheduled in 2004.

      Representatives of Deloitte & Touche LLP are expected to be present at the meeting and will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate shareholder questions.

OTHER MATTERS

      The Board of Directors has not been informed and is not aware that any other matters will be brought before the meeting. However, proxies may be voted with discretionary authority with respect to any other matters that may properly be presented to the meeting and any adjournment thereof.

SHAREHOLDER PROPOSALS

      Shareholder proposals must be received by the Company no later than November 17, 2004, in order to be considered for inclusion in next year’s annual meeting proxy statement. In addition, a proposal submitted outside of Rule 14a-8 will be considered untimely, and the Company may exercise the discretionary authority conferred by the proxies solicited for next year’s annual meeting to vote on any matter that may be proposed at that Annual Meeting of Shareholders if the Company does not have notice of the matter on or before February 1, 2005.

By order of the Board of Directors

Douglas W. Hyde, Chairman

Oshkosh, Wisconsin

March 16, 2004

      A copy (without exhibits) of the Company’s Form 10-K annual report to the Securities and Exchange Commission for the fiscal year ended January 3, 2004, has been provided with this Proxy Statement. The
Company will provide to any shareholder, without charge, an additional copy of that Form 10-K annual report on the written request of such person directed to: Michael L. Heider, Vice President — Finance, Treasurer and Chief Financial Officer, OshKosh B’Gosh, Inc., 112 Otter Avenue, P.O. Box 300, Oshkosh, Wisconsin 54901.

Exhibit A

OSHKOSH B’GOSH, INC.

AUDIT COMMITTEE CHARTER

Audit Committee’s Membership and Qualifications

      The committee shall be appointed by the board of directors and be comprised of at least three directors, each of whom shall (1) meet the independence requirements of the NASD, the SEC, and other applicable law, (2) not have participated in the preparation of the financial statements of the company or any current subsidiary of the company at any time during the past three years, and (3) have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement. In addition, at least one member of the audit committee must be an audit committee financial expert within the meaning of the SEC’s rules, which is a person who has the following attributes: (a) an understanding of generally accepted accounting principles (GAAP) and financial statements; (b) the ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves; (c) experience in preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in those activities; (d) an understanding of internal control over financial reporting; and (e) an understanding of audit committee functions. The audit committee financial expert shall have attained these attributes through: (1) education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions; (2) experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions; (3) experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or (4) other relevant experience.

      Each member of the committee shall be free from any relationship which would interfere with the exercise of his or her independent judgment in carrying out his or her responsibilities as a member of the committee.

General Purposes and Powers of the Audit Committee

      The audit committee’s primary purpose is to provide assistance to the board of directors in fulfilling its responsibilities to the shareholders, the investment community and others relating to the integrity of the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, and the annual independent audit of the Company’s financial statements.

      To accomplish this purpose, it is the responsibility of the committee to maintain and foster free and open communication among the committee, the Company’s independent accounting firm, the Company’s internal auditors and the management of the Company.

      The committee is empowered to appoint, compensate and oversee the work of the Company’s independent public accounting firm and to investigate any matter that may come to its attention with full access to all books, records and personnel of the Company and to retain independent counsel and other advisers for this purpose. The committee is also empowered to determine and provide for the payment of compensation to the Company’s independent public accountants and to such counsel and other advisors as the Committee deems necessary or appropriate.

Responsibilities, Processes and Duties of the Audit Committee

      In carrying out its responsibilities, the audit committee shall:

•	Review and reassess the adequacy of this charter at least annually, submit the charter to the board of directors for approval and have the charter published at least every three years in accordance with SEC regulations.

•	In its capacity as a committee of the board of directors, be directly responsible for the selection of the independent public accountants to audit the financial statements of the company and its subsidiaries.

•	At least annually, review the independence of the outside auditing firm, including its provision of permissible non-audit services and any other relationships with the Company that could impact its objectivity or independence and its compliance with all applicable audit partner rotation requirements, and present to the board of directors the audit committee’s conclusions with respect to the independence of the outside auditing firm.

•	Receive, review and discuss with the independent auditors on an annual basis a written statement from the independent auditors containing all matters required by Independence Standards Board Standard 1 including a delineation of all significant relationships which the independent auditors have with the Company that could impair their independence or impact their objectivity.

•	Discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and, with respect to the independent auditors, the annual audit fee.

•	Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including:

•	the auditor’s report of critical accounting policies and practices;

•	alternative disclosures and treatments of financial information within generally accepted accounting principles, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditing firm; and

•	other material written communications between the independent auditing firm and Company management, such as any management letter or schedule of unadjusted differences.

•	Approve in advance all permitted non-audit services provided by the independent public accounting firm, subject to the de minimus exceptions to pre-approval permitted for non-audit services.

•	Approve the fees to be paid the independent public accountants for audit and non-audit services.

•	Review and discuss any disclosures in the periodic reports of the Company’s principal executive officer and principal financial officer regarding:

•	any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data, including any material weaknesses in internal controls; and

•	any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

•	Review and discuss with the independent auditors, the Company’s internal auditor, and financial and appropriate accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, including the Company’s system to monitor and manage business risk and any legal and ethical compliance programs.

•	Review and discuss the adequacy and effectiveness of the Company’s disclosure controls and procedures and management’s reports thereon.

A-2

•	Establish and maintain procedures for:

•	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

•	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Meet, at least annually, separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

•	Review and approve of all related party transactions, subject to any exceptions permitted by Nasdaq rules.

•	On a quarterly basis, prior to the Company filing required SEC Forms 10-Q or Form 10-K and prior to announcing quarterly earnings, the committee Chairperson will hold a teleconference meeting with the Company CFO and an appropriate representative of the independent auditing firm, to review and discuss the financial statements reflected in such filings.

•	Review the internal audit function of the Company, including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and coordination of such plans with the independent auditors.

•	Review the financial statements contained in the Company’s Form 10-K and in its Annual Report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented. Discuss any material financial or non-financial arrangements of the Company which do not appear on the Company’s financial statements. Any changes in accounting principles should be reviewed. Recommend to the board of directors whether the financial statements should be included in the Form 10-K.

•	Submit the minutes of all meetings of the audit committee to, or discuss the matters considered at each committee meeting with, the board of directors.

•	Prepare the report required by the SEC to be included in the Company’s annual proxy statement.

•	Investigate any matter brought to its attention within the scope of its duties.

A-3

Exhibit B

OSHKOSH B’GOSH, INC.

2004 INCENTIVE STOCK PLAN

I.	Introduction

      1.01     Purpose. This plan shall be known as the Oshkosh B’Gosh, Inc. 2004 Incentive Stock Plan (the “Plan”). The purpose of the Plan is to provide an additional incentive for key employees and directors of Oshkosh B’Gosh, Inc. and its Subsidiaries to improve corporate performance on a long-term basis, and to attract and retain key employees and directors. It is intended that the Plan and its operation comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule and Section 162(m) of the Code.

      1.02     Effective Date. The effective date of the Plan shall be August 1, 2004, subject to the approval of the Plan by shareholders of the Company at the 2004 annual meeting.

II.	Plan Definitions

      2.01     Definitions. For Plan purposes, except where the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

(a) “Award” shall mean the grant of any form of stock option or restricted stock.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(d) “Committee” shall mean the Committee described in Section 4.01 or the person or persons to whom the committee has delegated its power and responsibilities under Section 4.03.

(e) “Company” shall mean Oshkosh B’Gosh, Inc., a Delaware corporation.

(f) “Company Stock” shall mean the Company’s Class A Common Stock and such other stock and securities as may be substituted therefor pursuant to Section 3.02.

(g) “Eligible Participant” shall mean any regular salaried employee of the Company or a Subsidiary and any director of the Company.

(h) “Fair Market Value” on any date shall mean, with respect to Company Stock, if the stock is then listed and traded on a registered national securities exchange, or is quoted in the NASDAQ National Market System, the mean of the high and low sale prices recorded in composite transactions as reported by a reliable source for such date. In the absence of reported sales or if the stock is not so listed or quoted, but is traded in the over-the-counter market, Fair Market Value shall be the mean of the closing bid and asked prices for such shares on the relevant date.

(i) “Grantee” shall mean any person who has been granted an Award under the Plan.

(j) “Option Period” shall mean the period of time provided pursuant to Section 6.04 within which a stock option may be exercised.

(k) “Performance Goals” means the performance goals established by the Committee prior to the grant of any Award of Restricted Stock that are based on the attainment of goals relating to one or more of the following business criteria measured on an absolute basis or in terms of growth or reduction: consolidated operating income expressed as a percentage of net sales, the return on net assets of the Company and any Subsidiary, net income (pre-tax or after-tax and with adjustments as stipulated), sales, earnings per share, operating income, earnings before depreciation, interest, taxes and amortization

(EBDITA), increase in stock price, total shareholder return, economic value added, value added measurement and operating cash flow.

(l) “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture or other entity now or hereafter in existence in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company, and any other business venture designated by the Committee in which the Company has a significant interest, as determined in the discretion of the Committee.

III.	Shares Subject to Award

      3.01     Available Shares. The total number of shares of Company Stock that may be issued under the Plan shall not exceed one million three hundred fifty thousand (1,350,000) shares. If any Award granted under this Plan is canceled, terminates, expires, or lapses for any reason, any shares subject to such Award again shall be available for the grant of an Award under the Plan.

      3.02     Changes in Common Stock. If any stock dividend is declared upon the Company Stock, or if there is any stock split, stock distribution, or other recapitalization of the Company with respect to the Company Stock, resulting in a split or combination or exchange of shares, the aggregate number and kind of shares which may thereafter be granted under the Plan shall be proportionately and appropriately adjusted and the number and kind of shares then subject to options granted to employees under the Plan and the per share option price therefor shall be proportionately and appropriately adjusted, without any change in the aggregate purchase prices to be paid therefor.

IV.	Administration

      4.01     Administration by the Committee. For purposes of the power to grant awards to Company directors, the Committee shall consist of the entire Board. For other Plan purposes, the Plan shall be administered by a committee designated by the Board to administer the Plan and shall initially be the Compensation Committee of the Board. The Committee shall be constituted to permit the Plan to comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule) and Section 162(m) of the Code. A majority of the members of the Committee shall constitute a quorum. The approval of such a quorum, expressed by a vote at a meeting held either in person or by conference telephone call, or the unanimous consent of all members in writing without a meeting, shall constitute the action of the Committee and shall be valid and effective for all purposes of the Plan.

      4.02     Committee Powers. The Committee is empowered to adopt such rules, regulations and procedures and take such other action as it shall deem necessary or proper for the administration of the Plan and, in its discretion, may modify, extend or renew any Award theretofore granted. The Committee shall also have authority to interpret the Plan, and the decision of the Committee on any questions concerning the interpretation of the Plan shall be final and conclusive. The Committee may consult with counsel, who may be counsel for the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

      Subject to the provisions of the Plan, the Committee shall have full and final authority to:

(a) designate the persons to whom Awards shall be granted;

(b) grant Awards in such form and amount as the Committee shall determine;

(c) impose such limitations, restrictions and conditions upon any such Award as the Committee shall deem appropriate, and

(d) waive in whole or in part any limitations, restrictions or conditions imposed upon any such Award as the Committee shall deem appropriate.

      4.03     Delegation by Committee. The committee designated by the Board under Section 4.01 may delegate all or any part of its responsibilities and powers to any executive officer or officers of the Company selected by it, provided that no such delegation shall be made with respect to the grant of any Award to the

President or any Vice President of the Company, and any such delegation shall comply in all respects with the requirements and conditions of Section 157 of the Delaware General Corporation Law. Any such delegation may be revoked by the Board or by the committee at any time.

V.	Participation

      5.01     Eligibility. Eligible Participants who, in the sole opinion of the Committee, contribute significantly to the growth and success of the Company or a Subsidiary shall be eligible for Awards under the Plan. From among all such Eligible Participants, the Committee shall determine from time to time those Eligible Participants to whom Awards shall be granted. No Eligible Participant shall be granted an Award or Awards covering more than 50,000 shares of Company Stock in any calendar year. No Eligible Participant shall have any right whatsoever to receive an Award unless so determined by the Committee.

      5.02     No Employment or Retention Agreement Intended. The grant of an Award hereunder shall not be deemed to imply the right to continued service in any capacity, nor shall it interfere with the rights of the Company or any Subsidiary to terminate the service of any person or to take any other action affecting such person.

VI.	Stock Options

      6.01     General. Stock options granted under the Plan may be in the form of incentive stock options (within the meaning of Code Section 422) or non-qualified stock options; provided, however, that incentive stock options shall only be granted to Eligible Participants who are employed by the Company or a parent or a subsidiary corporation of the Company. Each option granted under the Plan shall be evidenced by a stock option agreement between the Company and the Grantee which shall contain the terms and conditions required by this Article VI, and such other terms and conditions, not inconsistent herewith, as the Committee may deem appropriate in each case. The holder of an option shall not have any rights as a stockholder with respect to the shares covered by an option until such shares have been delivered to him or her.

      6.02     Option Price. The price at which each share of Company Stock covered by an option may be purchased shall be determined in each case by the Committee and set forth in each stock option agreement. In no event shall such price be less than one hundred percent (100%) of the Fair Market Value of the Company Stock when the option is granted. Employees who own, directly or indirectly, within the meaning of Code Section 425(d), more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary corporation shall not be eligible to receive an incentive stock option hereunder unless the purchase price per share under such option is at least 110% of the Fair Market Value of the stock subject to the option and such option by its terms is not exercisable after the expiration of 5 years from the date such option is granted.

      6.03     Date Option Granted. For purposes of the Plan, a stock option shall be considered as having been granted on the date on which the Committee authorized the grant of the option, except where the Committee has designated a later date, in which event the later date shall constitute the date of grant of the option; provided, however, that in either case notice of the grant of the option shall be given to the employee within a reasonable time.

      6.04     Period for Exercise of Options. Each stock option agreement shall state the period or periods of time within which the option may be exercised by the Grantee, in whole or in part, which shall be the period or periods of time as may be determined by the Committee, provided that: (a) No option granted under this Plan may be exercised until at least six months from the date of grant, (b) No Option Period for an incentive stock option may exceed ten (10) years from the date the option is granted, and (c) No option may be treated as an incentive stock option unless the Grantee exercises the option while employed by the Company or a Subsidiary or within three months after termination of employment, or if termination is caused by death or disability, within one year after such termination.

      6.05     Special Rule for Incentive Stock Options. For so long as Section 422 (or any successor provision) of the Code so provides, the aggregate Fair Market Value (determined as of the date the incentive stock option is granted) of the number of shares with respect to which incentive stock options are exercisable for the first time by a Grantee during any calendar year shall not exceed One Hundred Thousand Dollars ($100,000) or such other limit as may be required by the Code.

      6.06     Method of Exercise. Subject to Section 6.04, each option may be exercised in whole or in part from time to time as specified in the stock option agreement. Each Grantee may exercise an option by giving written notice of the exercise to the Company, specifying the number of shares to be purchased, accompanied by payment in full of the purchase price therefor. The purchase price may be paid in cash, by check, or, with the approval of the Committee, by delivering shares of Company Stock which have been beneficially owned by the Grantee, the Grantee’s spouse, or both of them for a period of at least six months prior to the time of exercise (“Delivered Stock) or a combination of cash and Delivered Stock. Delivered Stock shall be valued at its Fair Market Value determined as of the date of exercise of the option. No Grantee shall be under any obligation to exercise any option hereunder.

      6.07     Merger, Consolidation or Reorganization. In the event of a merger, consolidation or reorganization with another corporation in which the Company is not the surviving corporation, the Committee shall, subject to the approval of the Board of Directors of the Company, or the board of directors of any corporation assuming the obligations of the Company hereunder, take action regarding each outstanding and unexercised option pursuant to either clause (a) or (b) below:

(a) Appropriate provision may be made for the protection of such option by the substitution on an equitable basis of appropriate shares of the surviving corporation, provided that the excess of the aggregate Fair Market Value of the shares subject to such option immediately before such substitution over the exercise price thereof is not more than the excess of the aggregate fair market value of the substituted shares made subject to option immediately after such substitution over the exercise price thereof; or

(b) The Committee may cancel such option. In such event, the Company, or the corporation assuming the obligations of the Company hereunder, shall pay the employee an amount of cash (less normal withholding taxes) equal to the excess of the highest Fair Market Value per share of the Company Stock during the 60-day period immediately preceding the merger, consolidation or reorganization over the option exercise price, multiplied by the number of shares subject to such option.

      6.08     Dissolution or Liquidation. Anything contained herein to the contrary notwithstanding, on the effective date of any dissolution or liquidation of the Company, the holder of each then outstanding and unexercised option shall receive the cash amount described in 6.07(b) hereof and such option shall be cancelled.

VII.	Restricted Stock.

      7.01     Administration. Shares of restricted stock may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Employees to whom and the time or times at which grants of restricted stock will be made, the number of shares to be awarded, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards. The Committee may condition the grant of restricted stock upon the attainment of Performance Goals so that the grant qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code. The Committee may also condition the grant of restricted stock upon such other conditions, restrictions and contingencies as the Committee may determine. The provisions of restricted stock Awards need not be the same with respect to each recipient.

      7.02     Awards. Restricted stock Awards shall take the form of a registration of the shares of restricted stock in book-entry form with the Company’s transfer agent. Such book-entry registration shall include an appropriate notation referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of the shares of stock evidenced by this book-entry registration are subject to the terms and conditions (including forfeiture) of the Oshkosh B’Gosh, Inc. 2004 Incentive Stock Plan

and a Restricted Stock Agreement. Copies of such Plan and Agreement are on file at the offices of Oshkosh B’Gosh, Inc.”

      7.03     Terms and Conditions. Shares of restricted stock shall be subject to the following terms and conditions:

(a) Until the applicable restrictions lapse, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of restricted stock.

(b) The Grantee shall have, with respect to the shares of restricted stock, all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any cash dividends. Unless otherwise determined by the Committee, cash dividends shall be automatically paid in cash and dividends payable in Company Stock shall be paid in the form of additional restricted stock.

(c) Except to the extent otherwise provided in the applicable Restricted Stock Agreement and (d) below, all shares still subject to restriction shall be forfeited by the Grantee upon termination of a Grantee’s employment for any reason.

(d) In the event of hardship or other special circumstances of a Grantee whose employment is involuntarily terminated (other than for cause), the Committee may waive in whole or in part any or all remaining restrictions with respect to such Grantee’s shares of restricted stock.

(e) If and when the applicable restrictions lapse, unlegended certificates for such shares shall be delivered to the Grantee or an appropriate unrestricted book-entry registration of the shares in the Grantee’s name shall be made in the records of the Company’s transfer agent.

(f) Each Award shall be confirmed by, and be subject to the terms of, a Restricted Stock Agreement.

VIII.	Withholding Taxes.

      8.01     General Rule. Pursuant to applicable federal and state laws, the Company is or may be required to collect withholding taxes upon the exercise of an option or the lapse of stock restrictions. The Company may require, as a condition to the exercise of an option or the issuance of a stock certificate, that the Grantee concurrently pay to the Company (either in cash or, at the request of Grantee but in the discretion of the Committee and subject to such rules and regulations as the Committee may adopt from time to time, in shares of Delivered Stock) the entire amount or a portion of any taxes which the Company is required to withhold by reason of such exercise or lapse of restrictions, in such amount as the Committee or the Company in its discretion may determine.

      8.02     Withholding from Shares to be Issued. In lieu of part or all of any such payment, the Grantee may elect, subject to such rules and regulations as the Committee may adopt from time to time, or the Company may require that the Company withhold from the shares to be issued that number of shares having a Fair Market Value equal to the amount which the Company is required to withhold.

      8.03     Special Rule for Insiders. Any such request or election (to satisfy a withholding obligation using shares) by an individual who is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 shall be made in accordance with the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

IX.     General

      9.01     Nontransferability. Unless otherwise specified by the Committee, no Award granted under the Plan shall be transferable or assignable except by last will and testament or the laws of descent and distribution. During the Grantee’s lifetime, options shall be exercisable only by the Grantee or by the Grantee’s guardian or legal representative.

      9.02     General Restriction. Each Award shall be subject to the requirement that if at any time the Board or the Committee shall determine, in its discretion, that the listing, registration, or qualification of securities upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue or purchase of securities thereunder, such option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board or the Committee.

      9.03     Expiration and Termination of the Plan. Awards may be granted under the Plan at any time and from time to time, prior to August 1, 2009, the date on which the Plan will expire, except as to Awards then outstanding under the Plan, which shall remain in effect until they have been exercised, the restrictions have lapsed or the Awards have expired or been forfeited. The Plan may be abandoned or terminated at any time by the Board of Directors of the Company, except with respect to any Awards then outstanding under the Plan.

      9.04     Amendments. The Board may from time to time amend, modify, suspend or terminate the Plan; provided, however, that no such action shall (a) impair without the Grantee’s consent any Award theretofore granted under the Plan or deprive any Grantee of any shares of Company Stock which he or she may have acquired through or as a result of the Plan or (b) be made without shareholder approval where such approval would be required as a condition of compliance with Rule 16b-3.

      9.05     Construction. Except as otherwise required by applicable federal laws, the Plan shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.

OSHKOSH B’GOSH, INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 4, 2004

The Marquette Hotel
710 Marquette Avenue
Minneapolis, Minnesota

OshKosh B’Gosh, Inc.

proxy

Revocable Proxy for Class A Common Stock

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 4, 2004.

The undersigned hereby appoints Douglas W. Hyde and David L. Omachinski, and each of them, proxies, with full power of substitution to vote all shares of Class A Common Stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of OshKosh B’Gosh, Inc. (the “Company”) to be held at The Marquette Hotel, 710 Marquette Avenue, Minneapolis, Minnesota on Tuesday, May 4, 2004, or at any adjournment thereof, as follows, hereby revoking any proxy previously given.

If no choice is specified, the proxy will be voted “FOR” Item 1.

See reverse for voting instructions.

o Please detach here o

The Board of Directors Recommends a Vote FOR Item 1.

1. Election of directors:	01 Shirley A. Dawe	☐	Vote FOR	☐	Vote WITHHELD
	02 Robert C. Siegel		all nominees		from all nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

Receipt of the Notice and Proxy Statement relating to the meeting is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEM 1.

Address Change? Mark Box ☐
Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appears at left. If stock is owned by more than one person, all owners should sign. Persons signing as administrators, trustees or executors, in similar capacities should so indicate.

OSHKOSH B’GOSH, INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 4, 2004

The Marquette Hotel
710 Marquette Avenue
Minneapolis, Minnesota

OshKosh B’Gosh, Inc.

proxy

Revocable Proxy for Class B Common Stock

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 4, 2004.

The undersigned hereby appoints Douglas W. Hyde and David L. Omachinski, and each of them, proxies, with full power of substitution to vote all shares of Class B Common Stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of OshKosh B’Gosh, Inc. (the “Company”) to be held at The Marquette Hotel, 710 Marquette Avenue, Minneapolis, Minnesota on Tuesday, May 4, 2004, or at any adjournment thereof, as follows, hereby revoking any proxy previously given.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

See reverse for voting instructions.

o Please detach here o

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:	01 Douglas W. Hyde	05 Steven R. Duback	☐	Vote FOR	☐	Vote WITHHELD
	02 David L. Omachinski	06 Phoebe A. Wood		all nominees		from all nominees
	03 William F. Wyman	07 Tamara L. Heim		(except as marked)
04 Paul A. Lowry

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Approval of the OshKosh B’Gosh, Inc. 2004 Incentive Stock Plan.	☐ For	☐ Against	☐ Abstain

3. In their discretion to vote on such other matters as may properly come before the meeting or any adjournment thereof. Receipt of the Notice and Proxy Statement relating to the meeting is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appears at left. If stock is owned by more than one owners should sign. person, all Persons signing as executors administrators, trustees or in similar capacities should so indicate.